UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 18, 2008

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2008, the Compensation Committee of The First American Corporation (the “Company”) authorized the Company to enter into an employment agreement with Dennis J. Gilmore, Barry M. Sando and Max O. Valdes, pursuant to which Mr. Gilmore will continue to serve as the Company’s chief operating officer and as chief executive officer of the Company’s Financial Services Group; Mr. Sando will continue to serve as president of the Company’s Information and Outsourcing Solutions business segment; and Mr. Valdes will continue to serve as the Company’s senior vice president and chief accounting officer. The agreements, which expire on December 31, 2011, specify initial base salaries at the levels currently in existence with respect to these executives. Determinations regarding bonus amounts, long term incentive awards and any increases in base salary remain at the discretion of the Company’s Compensation Committee.

The agreements further provide that if the Company terminates the executive’s employment without cause, the executive is entitled to an amount representing twice the sum of the executive’s base salary and the second largest of the prior three years’ bonuses. Half of this sum would be paid over the first year following termination in twelve equal monthly installments, and the other half would be paid at the end of this one-year period. The executive’s receipt of these amounts would be contingent on the Company’s receipt of a release from the executive as well as the executive’s compliance with certain non-compete, non-solicitation and confidentiality provisions contained within the agreement. In addition, if the executive’s employment is terminated without cause and the executive would otherwise, during the term of the agreement, have reached his “early retirement date” under the Company’s Executive Supplemental Retirement Plan, then the executive’s benefit under the plan will be deemed vested on his early retirement date notwithstanding the termination, provided that the executive’s “final average compensation” used to determine the amount of the benefit would be determined as of his actual termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: November 21, 2008	By:	/s/ Kenneth D. DeGiorgio
Name: Kenneth D. DeGiorgio
Title: Senior Vice President, General Counsel